Exhibit 99.1

J. C. Penney Company, Inc. Announces Settlement of Class Action Lawsuit

Settlement to be Funded by Insurance with No Financial Impact to Company

PLANO, Texas - (May 5, 2017) - J. C. Penney Company, Inc. (NYSE:JCP) has reached an agreement in principle to settle the securities class action lawsuit, Alan B. Marcus, Individually and on Behalf of All Others Similarly Situated, v. J.C. Penney Company, Inc., et.al., pending in the United States District Court for the Eastern District of Texas. The lawsuit alleges, among other things, that statements made by the Company and its former chief executive and chief financial officers in August and September 2013 misled investors regarding the Company’s liquidity prior to the announcement of a public stock offering in September 2013. JCPenney denies the allegations in the lawsuit, but is entering into this settlement to eliminate the uncertainties, burden and expense of further protracted litigation. The $97.5 million settlement will be funded by insurance and will have no financial impact to the Company.   The settlement remains subject to final documentation and approval of the District Court following notice to class members.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com; follow us at @jcpnews

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE:JCP), one of the nation's largest apparel and home furnishings retailers, is on a mission to ensure every customer’s shopping experience is worth her time, money and effort. Whether shopping jcp.com or visiting one of over 1,000 store locations across the United States and Puerto Rico, she will discover a broad assortment of products from a leading portfolio of private, exclusive and national brands.  Supporting this value proposition is the warrior spirit of over 100,000 JCPenney associates worldwide, who are focused on the Company's three strategic priorities of strengthening private brands, becoming a world-class omnichannel retailer and increasing revenue per customer. For additional information, please visit jcp.com.

###